UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022

INTEL CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California	95054-1549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 765-8080

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	INTC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director.

On August 8, 2022, the Board of Directors (“Board”) of Intel Corporation (“Intel”) elected Lip-Bu Tan to the Board, effective September 1, 2022 (the “Effective Date”). Mr. Tan has been appointed to the Board’s M&A committee.

Lip-Bu Tan, 62, has served as the Executive Chair of the Board of Cadence Design Systems, Inc. (“Cadence”), a computational software company, since December 2021 and as a member of its board since 2004. Mr. Tan served as Chief Executive Officer of Cadence from 2009 to December 2021, and as President from 2009 to 2017. He founded Walden International, an international venture capital firm, in 1987, and has served as its Chairman since its founding, and is the founding managing partner of two other venture capital firms: Celesta Capital and Walden Catalyst Ventures. Mr. Tan also serves as a director of Schneider Electric SE, a digital automation and energy management company, and Credo Technology Group Holding Ltd., a connectivity solutions provider. He previously served as a director of a number of public companies, including most recently SoftBank Group Corp., a holding company focused on investment management primarily in technology, energy, and financial sector companies, from June 2020 to June 2022; and Hewlett Packard Enterprise Company, an information technology company, from 2015 to April 2021. Mr. Tan received a B.S. in Physics from the Nanyang Technological University in Singapore, an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the University of San Francisco. He also serves on Intel’s Technology Advisory Committee, the Board of Trustees and the School of Engineering Dean’s Council at Carnegie Mellon University, and on the University of California, Berkeley’s College of Engineering Advisory Board and their Division of Computing, Data Science, and Society Advisory Board. In 2016, Mr. Tan was recently named the 2022 recipient of the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award.

Mr. Tan will receive the standard compensation amounts payable to non-employee directors of the Board (“Intel Board Compensation”). Pursuant to these arrangements, commencing on the Effective Date, he will be paid an annual cash retainer of $90,000 (in addition to any committee fees), which will be pro-rated for his first year of service. In addition, in the fourth quarter of 2022, Mr. Tan will be granted an award of non-employee director time-based restricted stock units with a value on the grant date of approximately $146,667, which is pro-rated from the value of the annual award granted to Intel’s non-employee directors in May 2022. The award will vest on the earlier of May 12, 2023 and the date of Intel’s 2023 Annual Stockholders’ Meeting, the same schedule as the annual award granted to Intel’s other non-employee directors in May 2022, subject to Mr. Tan’s continued service on the Board.

Mr. Tan will also enter into Intel’s standard form of directors’ indemnification agreement with Intel, pursuant to which Intel agrees to indemnify its directors to the fullest extent permitted by applicable law and subject to certain conditions to advance expenses in connection with proceedings as described in the indemnification agreement.

Mr. Tan does not have any family relationship with any director or executive officer of Intel, or person nominated or chosen by Intel to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except that Mr. Tan has served as a member of Intel’s Technology Advisory Committee since August 2021. For this advisory committee service, Mr. Tan received a total of $125,000, but going forward he is only eligible to receive Intel Board Compensation.

Item 7.01	Regulation FD Disclosure.

Intel’s press release dated August 11, 2022 announcing the election of Lip-Bu Tan to the Board as of the Effective Date is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 of this Report is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are provided as part of this report:

Exhibit Number	Description

99.1	Press Release issued by Intel titled “Intel Elects Lip-Bu Tan to Board of Directors,” dated August 11, 2022.

104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION
(Registrant)

Date: August 11, 2022	/s/ APRIL MILLER BOISE
April Miller Boise
Executive Vice President and Chief Legal Officer